Exhibit 99.1

                    Willis Group Announces Leadership Changes to Drive Continuing Growth; Grahame Millwater Named Chief Operating Officer



    NEW YORK--(BUSINESS WIRE)--Nov. 29, 2006--Building on the strong financial and operational momentum established over the last several years, Willis Group Holdings Limited (NYSE:WSH), the global insurance broker, announced today significant leadership changes designed to drive the Company's continuing growth and its Shaping Our Future initiatives.

    Grahame Millwater, who has been with Willis for 21 years and has served the Company in several capacities, has been appointed the Chief Operating Officer of the Group. Over the past few months, Millwater has had a leadership role focusing on our Shaping Our Future initiatives intended to enhance Willis' industry-leading revenue growth as well as increase the Company's operational efficiencies. In this new role, Millwater will be working closely with Joe Plumeri, Chairman and Chief Executive Officer on all aspects of the day-to-day management of the Company. Millwater remains Chairman of Willis Re, as Peter Hearn was appointed the global CEO of the unit earlier this year.

    Concurrently, the Company announced that after 18 years of distinguished service with Willis, Tom Colraine has decided to leave the Group at the end of this year. In a number of finance positions and most recently as Vice Chairman and Co-Chief Operating Officer, Colraine has been an essential part of the Company's success. As Chief Financial Officer through Kohlberg Kravis Roberts' leveraged buyout and on into Willis' return to the public market, Colraine has led the finance team through extraordinary changes.

    "Tom Colraine's contribution to this Company is nothing short of extraordinary," said Plumeri. "You hear, from time to time, about people who exhibit tireless dedication, unwavering loyalty and a passion that knows no bounds. I was fortunate to find one such person in Tom when I arrived at Willis and it has been an honor to work with him, side by side, for the last six years. His experience and perspective have been invaluable to the entire Company and to me personally as we have gone through a great many situations and have instituted significant changes. Everyone at Willis owes him a debt of gratitude for his far-reaching impact; we thank him collectively and personally - and wish him every success and happiness in all his future endeavors."

    Richard Bucknall, in addition to his current role as Chairman of Willis Limited, will replace Colraine as CEO. As the insurance industry comes under increasing regulation, this role is critical in maintaining a strong relationship with the UK Financial Services Authority. Bucknall will remain Vice Chairman of the Group, focusing on the Company's marketing efforts around the world. This includes driving the Willis Quality Index which is one of the prime initiatives the Company is undertaking to work more closely with its carrier partners to deliver superior service to its clients. Bucknall will also continue to focus on enhancing the relationship Willis has with large, global accounts whose insurance and risk management needs are increasing complex.

    Pat Regan, who joined Willis as the Chief Financial Officer in November, 2005, will be taking on expanded responsibilities with Colraine's departure. He will oversee the Real Estate unit at a pivotal moment in the construction of the Company's new London headquarters. He will also take up oversight of Mergers and Acquisitions as Willis manages this component of its growth strategy in a post-contingent world. Regan will also manage Risk Management and Investor Relations and will report directly to Plumeri.

    "The changes we are announcing today are part of the natural evolution of the Company," Plumeri continued. "We have put ourselves on strong financial footing and have made great progress in building our sales culture and unifying our terrific people around the world into a cohesive, unified team. Today, we are building on our strong foundation, focused on our future and committed to executing the plans we have in place to continue our growth."

    "In Grahame Millwater, we have a multi-faceted Chief Operating Officer who is rich in industry experience and understands what it means to run the company in the best interests of the shareholder while delivering first rate client service," said Plumeri. "Through various positions, he has continuously proven himself and has shown an unwavering dedication to our model and our mission. Grahame has my every confidence but more importantly, he has the respect of his colleagues."

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,400 Employees and Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE: WSH). Additional information on Willis may be found on its web site: www.willis.com.


    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, +1 212 837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, +1 212 837-0806
             daniel.prince@willis.com